Investor/Media Contacts

Thomas W. Schneider – President, CEO

James A. Dowd – Executive Vice President, COO, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Second Quarter 2018 Net Income

Improves to $945,000

Year-To-Date Net Income of $1.9 Million Up 13.3% from 2017

Strong Loan Growth and Consistent Asset Quality Metrics

Continue to Drive Improved Performance Over the Prior Year

Oswego, N.Y. — July 27, 2018 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced second quarter 2018 net income available to common shareholders of $945,000, compared to $920,000 for the second quarter of 2017. Earnings per diluted share was $0.22 for both periods. Second quarter 2018 revenue (net interest income and total noninterest income) of $7.5 million increased $860,000, or 13.0%, compared to $6.6 million for the second quarter of 2017. Six month net income available to common shareholders was $1.9 million, up $229,000, or 13.3%, from $1.7 million in the first six months of 2017.  Diluted earnings per share for the first six months of 2018 was $0.46, an increase of $0.05, or 12.2%, compared to $0.41 per diluted share in the comparable period in 2017.

2018 Second Quarter and Six Month Performance Highlights

•	Total loans of $607.2 million at June 30, 2018 were up $58.4 million, or 10.6%, from $548.8 million at June 30, 2017
•	Total deposits of $733.2 million at June 30, 2018 were up $89.7 million, or 13.9%, compared to $643.5 million at June 30, 2017
•

Asset quality metrics remained stable and continued to be strong, with the annualized ratio of net loan charge-offs to average loans at 0.14% for the six months ended June 30, 2018, compared to 0.16% for the year ended December 31, 2017

•	The ratio of nonperforming assets to total assets remained unchanged at 0.61% at June 30, 2018 and at December 31, 2017
•	Year-to-date net interest income improved to $12.9 million, an increase of $1.8 million, or 16.1%, from $11.1 million for the same six month period in 2017
•	Second quarter 2018 net interest income improved to $6.5 million, up $886,000 or 15.9% from $5.6 million for the same quarter in the prior year

“The efforts of our dedicated team resulted in another quarter with solid and consistent top- and bottom-line results and a balance sheet that leaves us well positioned to extend our performance through the remainder of 2018,” said Thomas W. Schneider, President and Chief Executive Officer. “The June quarter was our sixteenth consecutive reporting period with revenue growth of more than 10% in comparison to the prior year quarter. Our second quarter period end total loan balances of $607.2 million are up 4.5% from December 31, 2017 and up 10.6% from June 30, 2017.  During the last two years we have averaged more than 18% loan growth for the trailing 12-month period. This loan growth demonstrates both the merits of our disciplined growth strategy and increased market share capture within our Central New York footprint.  Despite this record of strong loan generation we have also demonstrated our disciplined approach to credit decisions, as our second quarter asset quality metrics remain very solid with annualized net loan charge-offs of 0.14% of average loans and nonperforming loans to total loans at 0.90% at quarter end.”

“We continue to successfully compete for Central New York personal and commercial customer deposits by leveraging our very strong Oswego County market position into a growing presence in Onondaga County, where we see substantial opportunities for growth. We also recently extended our Central New York reach by opening a limited purpose banking office in Utica in Oneida County. We believe this new location will effectively accelerate our business banking and lending operations’ growth rates within the Mohawk Valley region. Recognizing the need to provide additional convenience to our customers in Onondaga County, we have also purchased, and are currently renovating, a branch banking facility in the Town of Clay, New York. The Clay branch will open late in the third quarter, or early in the fourth quarter, of 2018 and will be our third full-service banking office in that county. We are pleased with the Bank’s recent performance trends and we believe that we remain solidly positioned to extend our current performance in the coming months.”

Income Statement

Second quarter 2018 net interest income increased $886,000, or 15.9%, to $6.5 million compared to $5.6 million for the second quarter of 2017.  The improvement was due to a $1.4 million, or 20.2%, increase in interest and dividend income partially offset by higher interest expenses of $546,000. This improvement principally resulted from an increase of $68.4 million, or 12.7%, in average loans and a 26 basis point increase in the yield compared to the prior year quarter. The increase in interest expense was primarily due to an increase of $44.3 million in the average balance of time deposits and a 45 basis point increase in the rate paid on those deposits.  In addition, the average balance of MMDA deposits increased $10.7 million and the rate paid on those deposits increased 43 basis points.

Net interest income for the first six months of 2018 increased $1.8 million, or 16.1%, to $12.9 million compared to $11.1 million for the comparable period of 2017.  Interest and dividend income for the six months ended June 30, 2018 was $16.7 million, an increase of $2.8 million or 19.9%, compared to $14.0 million for the same period in 2017. The increase in net interest income was primarily the result of a $77.5 million, or 14.8% increase, in average loan balances, and a 13 basis point increase in the average yield on those balances. Interest expense of $3.9 million for 2018 increased by $989,000, or 34.4%, from the prior year period, primarily because of a $44.4 million increase in the average balance of time deposits and a 44 basis point increase in the rate paid on those deposits, as well as a $25.4 million increase in MMDA deposits combined with a 36 basis point increase in the interest rate paid on those deposits.

The net interest margin for the three and six months ended June 30, 2018 was 3.07% and 3.05%, respectively, compared to 2.93% and 2.95% for the comparable periods of 2017. The improvement in net interest margin for the second quarter of 2018 was primarily due to an increase in the average balance of loans, along with increases in the yield earned on those loans. Average interest-earning assets increased by $78.7 million compared to the prior year quarter, driven primarily by a $68.4 million increase in average loan balances. Average interest-bearing liabilities increased by $62.8 million, compared to the prior year quarter, primarily due to a $44.3 million increase in average time deposits and $10.7 million increase in average MMDA deposits. The increase in the net interest margin for the first six months of 2018 was primarily a result of the $77.5 million increase in the average balance of loans, along with a 59 basis point increase in the yield realized on taxable investment securities.

The provision for loan losses for the second quarter of 2018 was $297,000, a decrease of $126,000 from $423,000 for the prior year quarter. The provision for the three-month period is reflective of modestly reduced rates of loan growth in the second quarter of 2018, as compared to the same quarter in 2017, in combination with stable asset quality metrics. The provision for the first six months of 2018 was $910,000, compared with a provision of $812,000 for the similar period in 2017.  This increase in the provision for the first six months of 2018, as compared to the same six month period in 2017, was primarily the result of the continued growth in the size of the Company’s loan portfolio.

Second quarter 2018 noninterest income of $1.0 million decreased $26,000 compared to $1.1 million for the prior year second quarter. The decrease in current year noninterest income was due primarily to a $157,000 decrease in net gains on sales and redemptions of investment securities, partially offset by a $46,000 increase on earnings and gains on bank owned life insurance.  Noninterest income was $1.9 million for the six months ended June 30, 2018, a decrease of $68,000 from the prior year period. Consistent with the second quarter, the decrease in the year-to-date noninterest income was a result of lower net gains on sales and redemptions of investment securities.

Total noninterest expense for second quarter 2018 was $6.1 million, an increase of $1.1 million, or 22.3%, in comparison to $5.0 million for the prior year quarter. The higher noninterest expense was principally driven by an increase of $610,000 in salary and employee benefit expenditures reflecting increased staffing levels within the loan origination, customer service and risk management functions, as well as an increase in professional and other services of $186,000 compared to the prior year quarter. Noninterest expense for the six month period of 2018 was $11.6 million, an increase of $1.6 million, or 16.0%, compared with $10.0 million for the prior year period. The increase was due primarily to increased salary and employee benefit expenses, which increased by $844,000, and an increase in professional and other services costs of $326,000.  These expense increases continue to be related to expansion of the Company’s loan origination, customer service and risk-management capabilities.

Balance Sheet

Total assets at June 30, 2018 were $903.5 million, an increase of $22.2 million, or 2.5%, from December 31, 2017. This increase was primarily a result of continued loan growth. Total loans grew $26.4 million from December 31, 2017, primarily reflecting activity in the commercial real estate portfolio.

Total deposits at June 30, 2018 were $733.2 million, an increase of $9.6 million, or 1.3%, from $723.6 million at December 31, 2017. The increase was driven by an increase in brokered deposits of $10.3 million and an aggregate increase in non-brokered business and retail deposits of $18.1 million. These increases were partially offset by declines in municipal deposits of $18.8 million.  Noninterest-bearing deposits were $108.5 million at quarter end, an increase of $18.7 million, or 20.8% from December 31, 2017.

Total assets at June 30, 2018 were $903.5 million, an increase of $92.3 million, or 11.4%, from June 30, 2017. This increase was primarily a result of continued loan growth. Total loans grew $58.4 million from the prior year second quarter, primarily reflecting activity in the commercial real estate portfolio.

Total deposits at June 30, 2018 were $733.2 million, an increase of $89.7 million, or 13.9%, from June 30, 2017. The increase was driven by an increase in brokered deposits of $26.9 million and an aggregate increase in non-brokered business and retail deposits of $78.9 million. These increases were partially offset by declines in municipal deposits of $16.1 million.  Noninterest-bearing deposits were $108.5 million at quarter end, an increase of $24.7 million, or 29.5% from June 30, 2017.

Shareholders’ equity was $62.6 million on June 30, 2018, compared with $61.8 million on December 31, 2017 and $61.1 million on June 30, 2017, primarily reflecting increases in retained earnings and additional paid in capital, partially offset by increases in accumulated other comprehensive loss on the Bank’s available-for-sale investment securities portfolios.

Asset Quality

The Bank’s asset quality metrics remained stable in comparison to recent reporting periods and continue to compare positively to broad industry and peer group averages. The annualized net loan charge-offs to average loans ratio of 0.14% for the second quarter of 2018 was down 17 basis points from 0.31% for the second quarter of 2017. Although nonperforming loans to total loans increased to 0.90% at June 30, 2018, an increase of ten basis points compared to 0.80% at the end of the second quarter in 2017, the relative strength of the collateral supporting those loans improved in aggregate.  The loan loss allowance to non-performing loans was 139.67% at the end of the second quarter 2018 and 142.45% at June 30, 2017. The Bank’s continued strong asset quality metrics remain reflective of its economically stable service area, along with the Bank’s robust loan servicing and collection capabilities and consistent underwriting procedures.

Cash Dividend Declared

On June 29, 2018, the Company announced that its Board of Directors had declared a cash dividend of $0.06 per common share, payable to shareholders of record as of July 20, 2018 on August 10, 2018. Based on the closing price of the Company’s common stock of $15.52 on July 26, 2018, the implied dividend yield is 1.55%. The quarterly cash dividend of $0.06 equates to a dividend payout ratio per diluted share of 27.3%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At June 30, 2018, there were 4,332,076 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At June 30, 2018, the Company and subsidiaries had total consolidated assets of $903.5 million, total deposits of $733.2 million and shareholders' equity of $62.6 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017
Condensed Income Statement
Interest and dividend income	$8,516	$7,084	$16,725	$13,954
Interest expense	2,049	1,503	3,865	2,876
Net interest income	6,467	5,581	12,860	11,078
Provision for loan losses	297	423	910	812
	6,170	5,158	11,950	10,266
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	1,020	936	2,006	1,826
Net (losses) gains on sales of securities, loans and foreclosed real estate	(9)	114	(103)	161
Gains on equity securities	13	-	16	-
Noninterest expense	6,127	5,011	11,586	9,984
Income before income taxes	1,067	1,197	2,283	2,269
Provision for income taxes	166	238	348	483

Net Income	$901	$959	$1,935	$1,786
Net (loss) income attributable to noncontrolling interest	$(44)	$39	$(14)	$66
Net income attributable to Pathfinder Bancorp, Inc.	$945	$920	$1,949	$1,720

	For the Periods Ended
	(Unaudited)
	June 30,	December 31,	June 30,
	2018	2017	2017
Selected Balance Sheet Data
Assets	$903,482	$881,257	$811,221
Earning assets	850,744	834,303	765,907
Total loans	607,185	580,831	548,825
Deposits	733,169	723,603	643,483
Borrowed funds	84,103	73,888	84,696
Allowance for loan losses	7,605	7,126	6,258
Subordinated loans	15,076	15,059	15,042
Pathfinder Bancorp, Inc. Shareholders' equity	62,617	61,811	61,064

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.14%	0.16%	0.31%
Allowance for loan losses to period end loans	1.25%	1.23%	1.14%
Allowance for loan losses to nonperforming loans	139.67%	145.61%	142.45%
Nonperforming loans to period end loans	0.90%	0.84%	0.80%
Nonperforming assets to total assets	0.61%	0.61%	0.63%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017
Key Earnings Ratios
Return on average assets	0.43%	0.46%	0.44%	0.43%
Return on average equity	5.98%	6.05%	6.18%	5.73%
Net interest margin	3.07%	2.93%	3.05%	2.95%

Share and Per Share Data
Basic weighted average shares outstanding*	4,156,891	4,073,852	4,138,101	4,062,810
Basic earnings per share*	$0.23	$0.23	$0.47	$0.42
Diluted weighted average shares outstanding*	4,256,090	4,182,604	4,246,031	4,168,126
Diluted earnings per share*	$0.22	$0.22	$0.46	$0.41
Cash dividends per share	$0.06	$0.0525	$0.12	$0.1025
Book value per common share at June 30, 2018 and 2017			14.45	14.32
Tangible book value per common share at June 30, 2018 and 2017			13.37	13.21

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.